EXHIBIT 10.3

Amended and Restated Management Severance Plan
Zoe’s Kitchen, Inc., a Delaware corporation (the “Company,” “us” or “we”), considers it in the best interest of its stockholders to foster the continuous employment of the Company’s key management personnel. In this regard, the Compensation Committee of the Company’s Board of Directors recognizes that the possibility of an involuntary termination of employment upon a change in control (as further defined below) of the Company may exist and the uncertainty that such concerns may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. In order to induce certain senior management employees of the Company listed on Exhibit A hereof (“you” or “Employee”) to remain in its employ, for good and valuable consideration, the Company hereby agrees that, subject to your compliance with the covenants herein, you shall be entitled to receive the benefits set forth in this agreement (the “Agreement”) in the event of a change in control of the Company and a qualified termination of your employment with the Company under the circumstances described below.
1.        Definitions. For purposes of the Agreement, the following terms shall have their respective meanings set forth below:
(a)    “Cause” shall mean any of the following: (i) your intentional unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any agreement between you and the Company, (iii) your material failure to comply with the Company’s written policies or rules, (iv) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, or (v) your gross negligence or willful misconduct in the performance of duties to the Company that is not cured within thirty (30) days after you are provided with written notice thereof.
(b)    “Change in Control” shall mean any of the following types of transactions: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (each, a “Transaction”), wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or the successor entity, or, in the case of a Transaction described in (iii), the corporation or other entity to which the assets of the Company were transferred, as the case may be; or, (iv) during any period of two (2) consecutive years individuals who constitute the Board on the effective date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion).
(c)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)    “Covered Termination” shall mean either (i) an involuntary termination of your employment by the Company other than for Cause, or (ii) your voluntary termination of employment with the Company for Good Reason, provided that the termination constitutes a Separation from Service.

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(e)    “Good Reason” shall mean your resignation due to any of the following events which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of your title, authority, responsibilities, duties, base pay or bonus, (ii) a material change in the geographic location at which you must perform services for the Company of at least fifty (50) miles, (iii) a material reduction in the right to participate in the benefit programs in which you were previously participating, (iv) a material breach by the Company of an employment agreement between you and the Company, (v) a failure of the Company to have a successor assume its obligations under an employment agreement between you and the Company, or (vi) as to Kevin Miles only pursuant his Amended and Restated Employment Agreement (a) a material diminution in the budget over which Mr. Miles retains authority; or (b) approval, whether formal or informal, by the Board of a strategy, including, without limitation, a strategic plan, that is materially different than the Company’s prior strategy and that Employee believes in good faith to not be in the best interests of the Company (each of (i), (ii), (iii), (iv), (v) and (vi), a “Good Reason Condition”). In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason Condition within ninety (90) days of your knowledge of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, then you may resign based on the Good Reason Condition specified in the notice of termination effective no later than one-hundred eighty (180) days following the initial existence of such Good Reason Condition.
(f)    “Separation from Service” shall mean your termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
2.        Benefits upon a Change in Control. In the event a Change in Control occurs prior to your termination of employment with the Company, your stock options, restricted stock and other equity-based awards shall then continue to vest, up to 100%, in accordance with the vesting schedule applicable to such award prior to the Change in Control, subject to certain acceleration rights referenced in Section 3 below. Such equity shall continue to be subject to the Company’s 2014 Omnibus Incentive Plan (the “Plan”), including any applicable option agreement executed in connection therewith or applicable future option plans, under which such equity was granted (including certain rights arising thereunder such as cash-out features not requiring consent of the equity holder in the event of a change in control).
3.        Termination upon a Change in Control. If there is a Covered Termination which occurs upon a Change in Control or within eighteen (18) months following a Change in Control, and you execute and do not revoke a Release as described in Section 4 below, then you shall be entitled to the following severance benefits:
(a)    any earned and unpaid base salary through the date of termination; reimbursement for any unreimbursed business expenses incurred through the date of termination; any accrued but unused vacation time in accordance with Company policies and applicable law; and, all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 3(a)(i) through 3(a)(iv) hereof shall be hereafter referred to as the "Accrued Benefits").
(b)    payments of your then-current annual base salary (commencing as of the termination date) for the period of time referenced in Exhibit A hereto based on your management level in the Company, which payments shall be paid in accordance with the Company’s normal payroll procedures; provided, however, that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the date on which the Release becomes irrevocable (the “First Payment Date”) shall be made on the First Payment Date; and further provided, that to the extent that the payment of any amount constitutes "nonqualified deferred compensation" for purposes of Code Section 409A (as defined in Section 6 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;
(c)    an amount equal to your target annual bonus for the fiscal year during which the Covered Termination occurs, prorated to reflect your actual period of service completed during the fiscal year through the date of termination, with such bonus determined based on the deemed achievement of all of the performance objectives for such fiscal year at a 100% level (subject to Section 6, the severance benefits contemplated by this Section 3(c) shall be paid in cash in a lump sum as soon as practicable following the First Payment Date);

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(d)    subject to (A) the Employee's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), (B) the Employee's continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars), and (C) continued compliance with the obligations in Section 5, continued participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee's eligible dependents) for the period of time referenced in Exhibit A hereto based on your management level in the Company; provided, however, that the Employee is eligible and remains eligible for COBRA coverage; and further provided, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 3(d) shall immediately cease upon obtaining such benefits. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 3(d) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and,
(e)    immediate vesting of all of the unvested shares subject to your outstanding stock options to purchase the Company’s common stock and the immediate vesting and/or lapsing of any vesting restrictions on any Company restricted stock or other equity-based awards that you hold as of the date of such Covered Termination (with the acceleration of vesting of stock options and restricted stock described in this section being effective as of the date of the Covered Termination); and immediate vesting of all target or performance goals with respect to any applicable performance based unit awards or similar performance compensation.
4.        Release. As a condition to your receipt of any benefits described in Section 3 (other than the Accrued Benefits), you will be required to execute a release of all claims arising out of your employment with the Company or the termination thereof, in a form reasonably acceptable to the Company (the “Release”) within thirty (30) days following your termination date and not revoke such Release within any period permitted under applicable law. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution (excluding any rights that may not be released under applicable law), and shall exclude any continuing obligations the Company may have to you following the date of termination under this Agreement or any other agreement providing for obligations to survive your termination of employment. For clarity, the Company is not required to pay any benefits hereunder unless such Release is signed by the intended recipient or intended beneficiary of such benefits.
5.        Cooperation. In connection with any termination of the Employee's employment with the Company, the Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Employee's job responsibilities to the Employee's successor. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee's employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee's employment with the Company (collectively, the "Claims"). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, except as permitted under applicable law, the Employee shall not communicate with anyone (other than the Employee's attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee's duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company's counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 5. To receive the benefits and payments referenced in Section 3 hereof, Employee shall continue to comply with any applicable Company policies and agreements to which Employee is subject post-termination of employment.

EXHIBIT 10.3

6.        Taxes.
(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)    SECTION 409A COMPLIANCE.
(i)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. The Company does not make any representation to the Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Employee or any beneficiary of the Employee for any tax, additional tax, interest or penalties under Section 409A.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Employee, and (B) the date of the Employee's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)    For purposes of Code Section 409A, the Employee's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
7.        Excise Tax.
(a)    Notwithstanding any other provisions in this Agreement, to the extent applicable, in the event that any payment or benefit received or to be received by an Employee (including, without limitation, any payment or benefit received in connection with a Change in Control of the Company or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the f

EXHIBIT 10.3

ollowing order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits (together, the “Potential Payments”); provided, however, to the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be waived in reverse chronological order; and further provided, however, that the Potential Payments shall only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the accounting firm which was, immediately prior to the termination date, the Company’s independent auditor (the “Auditor ”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(c)    At the time that payments are made under this Agreement, the Company shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Employee objects to the Company’s calculations, the Company shall pay to Employee such portion of the Potential Payments (up to 100% thereof) as Employee determines is necessary to result in the proper application of this Section 7. All determinations required by this Section 7 (or requested by either Employee or the Company in connection with this Section 7) shall be at the expense of the Company. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of Employee under this Agreement.
8.        Binding Agreement.
(a)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets.
(b)    This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
9.        Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, arrangements and understandings of the parties hereto with respect to the subject matter contained herein, including, without limitation, any prior change in control agreements. In the event that this Agreement conflicts with the terms and conditions of any other severance covenants applicable upon a Change in Control in any agreement between the Company and any employee, this Agreement shall govern.
10.        At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

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11.        Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. In the event of any conflicts in the terms and conditions of this Agreement and any other applicable employment or severance agreement, the terms and conditions of this Agreement shall prevail. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.        Mediation and Binding Arbitration.
(a)    Employee and the Company agree to mediate any disputes between the parties and, if no resolution occurs within thirty (30) days, then either party may request in writing to proceed with arbitration. Unless otherwise permitted under applicable law (including legal actions involving regulatory agencies and federal class actions), any and all claims, causes of actions, disputes, controversies and other matters in question arising out of or relating to Employee’s relationship with the Company (including any such matters relating to the enforceability of this arbitration provision), or in any way relating to the subject matter of the relationship between the parties, shall be resolved by binding arbitration in Plano, Texas in accordance with the American Arbitration Association (the “AAA”) rules. The parties shall appoint one (1) arbitrator in accordance with the AAA rules, which arbitrator shall have full authority to render a final, non-appealable decision with respect to any matters in dispute. The invalidity or unenforceability of any provision of this covenant to arbitrate shall not affect the validity or enforceability of the parties’ obligation to submit any disputed matters to binding arbitration or to be otherwise bound by the other provisions of this covenant to arbitrate. Regarding permitted discovery, the arbitrator shall only require the parties to disclose documents that they intend to rely on in presentation of their case at the hearing, and no other document production or e-discovery shall be required. Any party shall be entitled to conduct up to two (2) depositions, plus any expert who will testify in the proceedings. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation. The arbitrator is not authorized to award punitive or other similar damages not measured by the prevailing party’s actual damages. Each party shall bear its own costs, fees and expenses of arbitration. The arbitration proceedings and arbitration award shall be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award and for disclosure in confidence to the parties’ respective attorneys, tax advisors, employees and agents, each of whom have a need to know of such proceedings. A party may apply to the arbitrator seeking injunctive relief until an arbitration award is rendered or the dispute is otherwise resolved. A party also may, without waiving any other remedy, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party pending the arbitrator’s appointment or decision on the merits of the dispute. Within sixty (60) days following the appointment of the arbitrator, the parties shall complete all discovery. Within ninety (90) days following the appointment of the arbitrator, the arbitrator shall render the final, binding ruling.

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EXHIBIT A

Company Management Level	Duration of Benefits
CEO	2 years
CDO	18 months
COO	18 months
Other C-Level Officers	12 months
Vice Presidents	12 months
Directors	6 months